Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary Third Quarter 2015 Results

•	Q3 adjusted EBITDA of $82 million
•	Executing on growth strategy with continuous pulp digester project start-up by year-end
•	Q3 earnings of $0.15 per share (excl. special items) / GAAP net loss of $0.07 per share

MONTREAL, CANADA, October 29, 2015 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income of $14 million (excluding special items), or $0.15 per share, for the quarter ended September 30, 2015, compared to net income of $15 million (excluding special items), or $0.16 per share, in the same period in 2014. Sales were $905 million in the quarter, down $191 million, or 17%, from the third quarter of 2014. GAAP net loss was $6 million, or $0.07 per share, compared to a net loss of $116 million, or $1.23 per share, in the third quarter of 2014.

“We’re executing our strategy toward the Resolute of the future; building on the integration of two sawmills this year, we’re focused on completing the Calhoun continuous pulp digester project,” said Richard Garneau, president and chief executive officer. “The project remains on track for a late-December start-up. Once fully operational, we expect that it will grow our market pulp capacity by 100,000 metric tons and will reduce our mill-wide costs. It will also provide enough slush pulp capacity to meet all of our fiber needs for the next phase in our transformation: the integration of our pulp assets to produce high-quality tissue and towel products. We will compete in that market as one of only a few integrated producers, using the latest technology. This repositioning is crucial as we address the challenges facing the paper industry, where we continue to add value because of our focus on costs and operational excellence.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Quarter

Consolidated

The company reported operating income of $6 million in the quarter, compared to $16 million in the second quarter. The $10 million difference reflects lower selling prices ($25 million), particularly for newsprint and market pulp, and a $4 million increase in manufacturing costs, offset by the favorable effect of the weaker Canadian dollar ($12 million) and lower selling, general and administrative expenses ($6 million). The change in manufacturing costs is due to higher scheduled maintenance, increased costs for chemicals and seasonally higher power costs, partially offset by lower fiber costs, a property tax adjustment and the recognition of additional tax credits in connection with infrastructure investments.

Market Pulp

The market pulp segment generated operating income of $22 million in the third quarter, $4 million lower than the second. The decrease reflects a 3%, or $19 per metric ton, drop in the average transaction price, mostly due to customer mix, as well as the unfavorable effect of higher maintenance costs and lower cogeneration contribution due to a scheduled maintenance outage. But these unfavorable changes to operating income were partly offset by a 9,000 metric ton increase in shipments, to 360,000 metric tons, the weaker Canadian dollar and a favorable property tax adjustment. Adjusted EBITDA was $100 per metric ton, for a 16% margin, compared to $108 in the previous quarter and a trailing twelve month average of $90 per metric ton. Finished goods inventory fell to 77,000 metric tons at quarter-end, down by 11,000 metric tons.

Wood Products

Operating income in the wood products segment was $9 million in the quarter, compared to an operating loss of $4 million in the second quarter. The improvement reflects mainly a 10% improvement in the operating cost per unit (the “delivered cost”), or $33 per thousand board feet, as a result of the favorable effect of the weaker Canadian dollar, lower fiber costs and the recognition of additional tax credits in connection with infrastructure investments. Shipments rose incrementally, including some additional production from the Atikokan and Ignace sawmills in Northern Ontario, but the company also took downtime in Québec due to fiber shortages. After a 9% drop in the second quarter, the average transaction price was a further 2% lower in the quarter, or $6 per thousand board feet. Segment adjusted EBITDA was $18 million in the quarter despite soft market prices for lumber, for a margin of $43 per thousand board feet, or 14%, compared to $12 in the previous quarter and a trailing twelve month average of $39 per thousand board feet.

Newsprint

The newsprint segment generated an operating loss of $10 million in the quarter, compared to income of $3 million in the second quarter. The average transaction price continued to slide this quarter, falling another 6%, or $30 per metric ton, to $498 per metric ton. Selling prices are down over $90 per metric ton since the same quarter of 2014, reflecting the continuing challenges for North American producers in the global newsprint business. The delivered cost of newsprint was essentially unchanged, reflecting the effect of the weaker Canadian dollar, a favorable property tax adjustment and higher contribution from the Thunder Bay power cogeneration facility, offset by higher maintenance and seasonally higher power costs. Shipments were 6% lower, or 31,000 metric tons, mostly due to strategic Ontario mill downtime to avoid coincidental peaks under that province’s electricity rules, thereby saving millions on our annual Ontario electricity bill. The lower pricing reduced the EBITDA margin to $12 per metric ton, compared to $35 per metric ton in the previous quarter and a trailing twelve month average of $31 per metric ton.

Specialty Papers

Operating income in the specialty papers segment was $9 million in the third quarter, down from $17 million in the second quarter. Shipments rose by 23,000 short tons, or 6%, because of seasonality and an increase in shipments of the company’s Connect uncoated freesheet grade. The average transaction price for specialty papers was $8 per short ton lower, or 1%, mostly because of lower selling prices for coated mechanical paper. Higher chemical and seasonal power costs contributed to a 2%, or $13 per short ton, increase in the delivered cost. Finished goods inventory fell by 12,000 short tons, or 11%. Adjusted EBITDA per short ton was $66, for a 9% margin, compared to $93 in the previous quarter and a trailing twelve month average of $66 per short ton.

Consolidated Quarterly Operating Income Variance Against Year-Ago Quarter

The company reported operating income of $6 million in the quarter, compared to an operating loss of $40 million in the year-ago period. Overall, pricing had an unfavorable impact of $103 million, reflecting lower average transaction prices across all segments: 20% for wood products, 16% for newsprint, 9% for market pulp and 3% for specialty papers. Shipments of newsprint and specialty papers were also lower as a result of the company’s 2014 capacity rationalization initiatives to, among other things, adapt to changing market dynamics. The weaker Canadian dollar favorably affected operating income by $55 million.

Total pension and other postretirement benefit (“OPEB”) expenses were $14 million higher in the quarter, which is related to the $330 million increase in balance sheet net pension and OPEB liability in 2014.1 Excluding this increase, manufacturing costs were down by $42 million compared to the year-ago period, which reflects the favorable effect of asset optimization initiatives, higher power generation from cogeneration facilities, better mill efficiencies and productivity, a property tax adjustment, the recognition of additional tax credits in connection with infrastructure investments and the absence of inventory write-down costs.

There were $2 million of closure-related costs in the quarter, compared to the third quarter of last year when the company incurred $85 million of accelerated depreciation and other closure-related costs, almost all of which related to the permanent closure of the Laurentide mill.

Corporate & Finance

The company repurchased 2.3 million shares of common stock in the quarter, or 2.5% of the outstanding amount, for aggregate consideration of $22 million. Cash was $68 million lower at quarter-end, reflecting the share repurchase, a $5 million increase in capital expenditures, to $44 million, and the previously-announced $21 million increase for pension funding in the quarter, to $55 million, due to timing. Liquidity remains very strong, at $683 million, with net debt low, at $362 million.

The company learned on October 15 that the U.S. Department of Commerce would require cash deposits on estimated and projected duties against Resolute in connection with the investigation of imports of supercalendered papers from Canada. The 17.87% subsidy rate applied against Resolute reflects a significant increase from the preliminary rate of 2.04% Commerce calculated in July. The company believes that Commerce’s position for the significant increase is based on a refusal to consider all the information made available during the investigation, an incorrect interpretation of the statute, and the unreasonable application of a subsidy rate determined in an unrelated administrative review decided in 1997 concerning a 1988 investigation into imports of pure and alloy magnesium that has nothing to do with Resolute, or with supercalendered papers. Nevertheless, the company will be required to make cash deposits of 17.87% on sales of supercalendered paper imports in the U.S. until Commerce’s decision is corrected or finalized, which may not occur until December of 2017. To the extent the final rate is lower than Commerce’s decision, Resolute will recover excess deposits, plus interest; to the extent the decision is confirmed, the deposits will be converted into actual countervailing duties.

[1]	In the second quarter, the company changed its presentation of pension and OPEB costs to isolate the net financing and remeasurement components previously allocated to the operating segments and reallocate them to “corporate and other” in the segment presentation of operating income. Current service costs and amortization of prior service credits continue to be allocated to the operating segments.

Mr. Garneau added: “We will continue to strongly defend our position. We’ve consistently said that our production of SC papers in Canada has received negligible, if any, direct or indirect subsidies, and that we should not be subject to countervailing duties. We’re confident that the facts support our case, and that the legal process will treat the matter fairly. But until it is resolved, we will be required to make cash deposits at the punitive rate set by Commerce on all SC papers imported to the U.S. Unfortunately, this situation could significantly impact the competitive position of our Dolbeau and Kénogami mills.”

Commerce’s decision affects around 250,000 metric tons of supercalendered papers manufactured in Canada at the Dolbeau and Kénogami mills in Québec.

Outlook

Mr. Garneau added: “Third quarter realized lumber prices dropped to levels not seen since the first quarter of 2012 before bottoming out in September and starting to recover in October. Markets continue to reflect lower North American lumber exports to Asia, but it appears that the mid-October expiration of the Canada-U.S. Softwood Lumber Agreement is not having a significant impact on supply so far. As our newest Northwestern Ontario sawmills continue to increase and optimize production, they will help to improve our competitiveness as U.S. housing starts progress along their measured recovery and Western Canadian log supply begins to tighten over time.

We plan to start-up the new Calhoun pulp digester by late December, with the goal of realizing normal operating efficiency – and higher output of market pulp – toward the end of the first quarter. We continue to believe in the underlying fundamentals and the growth prospects for market pulp, but our near-term outlook for pricing remains cautious, considering the uncertainty around macroeconomic factors and global commodity prices.

The accelerating pace of demand decline in North America and the increase of currency-driven imports will continue to play a role in specialty papers markets in North America, with additional uncertainty resulting from the market access hurdles imposed by the U.S. Department of Commerce in connection with its investigation of imports of supercalendered papers from Canada. Consumption of newsprint shows no sign of improvement, but we still expect to run all of our newsprint machines, as we believe that our asset base gives us a competitive edge to weather the accelerating pace of North American and global decline, and the effect of very low operating rates outside North America and Western Europe.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com, or directly. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until November 12 by dialing (800) 585-8367, conference number 61376819.

Description of Special Items

Special items	Third quarter	Third quarter
(in millions)	2015	2014
Foreign currency translation loss	$5	$17
Closure costs, impairment and other related charges	2	85
Inventory write-downs related to closures	—	6
Start-up costs	2	1
Non-operating pension and OPEB costs (credits)	13	(2)
Write-down of equity method investment	—	50
Other income, net	(4)	(2)
Income tax effect of special items	2	(24)

Total	$20	$131

Cautionary Statements Regarding Forward-Looking Information

Statements in this earnings release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to the company’s: efforts to continue to reduce costs and increase revenues and profitability, including cost-reduction initiatives; business and operating outlook; future pension funding obligations; assessment of market conditions; prospects, growth strategies and the industry in which it operates; and strategies for achieving its goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on the company’s business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, developments in alternative media, which are expected to adversely affect the demand for some of its key products, and the effectiveness of its responses to these developments; the impact of any additional closure costs and long-lived asset impairment or accelerated depreciation charges; the impact of currency fluctuations on its competitive position, selling prices and manufacturing costs; the impact of global economic conditions; intense competition in the forest products industry and its ability to compete effectively; negative publicity, even if unjustified, which could have a negative impact on its brand and the marketability of its products; the highly cyclical nature of the forest products industry, which could impact the prices of and demand for its products, which could result in small or negative profit margins, lower sales volumes and curtailment or closure of operations; the impact of contributions to its Canadian pension plans, which could be at levels significantly higher than expected; the impact of the terms of the outstanding indebtedness, which could restrict current and future operations, particularly its ability to respond to changes and take certain actions; its ability to maintain adequate capital resources to provide for all of its capital requirements, which are substantial; any inability to successfully implement its strategies to increase earnings power; the impact of changes in laws or regulations, including environmental regulations and liabilities and the impact of future regulation of Canadian softwood lumber exports to the United States; the imposition of countervailing duties or cash deposit requirements in respect of estimated countervailing duties, which could require the company to set aside a substantial amount of cash for sales of products subject to duties or cash deposit requirements and impact the competitive position of the affected operations; any difficulties in obtaining wood fiber at favorable prices, or at all; the impact of changes in the cost of purchased energy and other raw materials, which could lead to higher manufacturing costs and reduce margins; the impact of changes in political or economic conditions in Canada, the United States or other countries in which its products are manufactured or sold; physical and financial risks associated with climate change; the impact of any labor disputes; extreme weather conditions or natural or man-made disasters, which could disrupt its supply chain and delivery of products; cyber security risks; the impact of acquisitions, divestitures or other strategic transactions the company may pursue; and the potential risks and uncertainties set forth under the heading “Risk Factors” in Part 1, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2014.

All forward-looking statements in this earnings release and the earnings conference call referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, specialty papers, market pulp and wood products. The company owns or operates some 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic.

Resolute is proud to be ranked by Corporate Knights as one of Canada’s Best 50 Corporate Citizens for 2014. The company and Richard Garneau, president and chief executive officer, have been named to Canada’s 2015 Clean50, and Resolute was also awarded The New Economy magazine’s global Clean Tech Award for best forestry and paper solutions.

Contacts

Investors Rémi G. Lalonde Vice President & Treasurer 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
Sales	$905	$1,096	$2,751	$3,203
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	687	816	2,097	2,449
Depreciation and amortization	59	60	176	184
Distribution costs	117	134	348	388
Selling, general and administrative expenses	34	41	115	118
Closure costs, impairment and other related charges (1)	2	85	8	147
Net gain on disposition of assets	—	—	—	(2)

Operating income (loss)	6	(40)	7	(81)
Interest expense	(9)	(12)	(32)	(35)
Other (expense) income, net (2)	(1)	(65)	5	(58)

Loss before income taxes	(4)	(117)	(20)	(174)
Income tax (provision) benefit	(2)	1	(22)	8

Net loss including noncontrolling interests	(6)	(116)	(42)	(166)
Net income attributable to noncontrolling interests	—	—	(1)	(2)

Net loss attributable to Resolute Forest Products Inc.	$(6)	$(116)	$(43)	$(168)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.07)	$(1.23)	$(0.46)	$(1.78)
Diluted	(0.07)	(1.23)	(0.46)	(1.78)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	91.1	94.6	93.3	94.6
Diluted	91.1	94.6	93.3	94.6

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$235	$337
Accounts receivable, net:
Trade	420	449
Other	93	90
Inventories, net	535	542
Deferred income tax assets	22	70
Other current assets	63	46

Total current assets	1,368	1,534

Fixed assets, net	1,932	1,985
Amortizable intangible assets, net	60	62
Deferred income tax assets	1,028	1,219
Other assets	160	121

Total assets	$4,548	$4,921

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$467	$518
Current portion of long-term debt	1	1

Total current liabilities	468	519

Long-term debt, net of current portion	596	596
Pension and other postretirement benefit obligations	1,356	1,616
Deferred income tax liabilities	3	3
Other liabilities	67	70

Total liabilities	2,490	2,804

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,764	3,754
Deficit	(912)	(869)
Accumulated other comprehensive loss	(686)	(718)
Treasury stock at cost	(120)	(61)

Total Resolute Forest Products Inc. shareholders’ equity	2,046	2,106
Noncontrolling interests	12	11

Total equity	2,058	2,117

Total liabilities and equity	$4,548	$4,921

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Nine Months
	Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss including noncontrolling interests	$(42)	$(166)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	10	3
Depreciation and amortization	176	184
Closure costs, impairment and other related charges	2	139
Inventory write-downs related to closures	1	10
Deferred income taxes	26	(9)
Net pension contributions and other postretirement benefit payments	(66)	(128)
Net gain on disposition of assets	—	(2)
Loss on translation of foreign currency denominated deferred income taxes	160	63
Gain on translation of foreign currency denominated pension and other postretirement benefit obligations	(148)	(51)
Net planned major maintenance payments	(12)	(1)
Write-down of equity method investment	—	50
Dividends received from equity method investees in excess of income	—	2
Changes in working capital:
Accounts receivable	24	35
Inventories	4	(44)
Other current assets	(7)	(10)
Accounts payable and accrued liabilities	(45)	—
Other, net	7	5

Net cash provided by operating activities	90	80

Cash flows from investing activities:
Cash invested in fixed assets	(123)	(142)
Disposition of assets	—	6
Decrease in restricted cash	—	1
(Increase) decrease in deposit requirements for letters of credit, net	(5)	2

Net cash used in investing activities	(128)	(133)

Cash flows from financing activities:
Payments of debt	—	(1)
Payments of financing and credit facility fees	(3)	(1)
Purchases of treasury stock	(59)	—

Net cash used in financing activities	(62)	(2)

Effect of exchange rate changes on cash and cash equivalents	(2)	(2)

Net decrease in cash and cash equivalents	(102)	(57)
Cash and cash equivalents:
Beginning of period	337	322

End of period	$235	$265

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 3 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three months ended September 30, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP, as reported	$6	$(6)	$(0.07)

Adjustments for special items:
Foreign currency translation loss	—	5	0.06
Closure costs, impairment and other related charges	2	2	0.02
Start-up costs	2	2	0.02
Non-operating pension and OPEB costs	13	13	0.14
Other income, net	—	(4)	(0.04)
Income tax effect of special items	—	2	0.02

GAAP, as adjusted for special items	$23	$14	$0.15

Three months ended September 30, 2014 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP, as reported	$(40)	$(116)	$(1.23)

Adjustments for special items:
Foreign currency translation loss	—	17	0.18
Closure costs, impairment and other related charges	85	85	0.90
Inventory write-downs related to closures	6	6	0.06
Start-up costs	1	1	0.01
Non-operating pension and OPEB credits	(2)	(2)	(0.02)
Write-down of equity method investment	—	50	0.53
Other income, net	—	(2)	(0.02)
Income tax effect of special items	—	(24)	(0.25)

GAAP, as adjusted for special items	$50	$15	$0.16

Nine months ended September 30, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP, as reported	$7	$(43)	$(0.46)

Adjustments for special items:
Foreign currency translation loss	—	2	0.02
Closure costs, impairment and other related charges	8	8	0.09
Inventory write-downs related to closures	1	1	0.01
Start-up costs	4	4	0.04
Non-operating pension and OPEB costs	39	39	0.42
Other income, net	—	(7)	(0.08)
Income tax effect of special items	—	(2)	(0.02)

GAAP, as adjusted for special items	$59	$2	$0.02

Nine months ended September 30, 2014 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP, as reported	$(81)	$(168)	$(1.78)

Adjustments for special items:
Foreign currency translation loss	—	14	0.15
Closure costs, impairment and other related charges	147	147	1.55
Inventory write-downs related to closures	10	10	0.11
Start-up costs	2	2	0.02
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB credits	(8)	(8)	(0.09)
Write-down of equity method investment	—	50	0.53
Other income, net	—	(6)	(0.06)
Income tax effect of special items	—	(35)	(0.37)

GAAP, as adjusted for special items	$68	$4	$0.04

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 3 to the Unaudited Consolidated Financial Statement Information regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended September 30, 2015 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net (loss) income including noncontrolling interests	$(10)	$9	$22	$9	$(36)	$(6)
Interest expense					9	9
Income tax provision					2	2
Depreciation and amortization	16	18	14	9	2	59

EBITDA	$6	$27	$36	$18	$(23)	$64

Foreign currency translation loss					5	5
Closure costs, impairment and other related charges					2	2
Start-up costs					2	2
Non-operating pension and OPEB costs					13	13
Other income, net					(4)	(4)

Adjusted EBITDA	$6	$27	$36	$18	$(5)	$82

Three months ended September 30, 2014 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$5	$6	$20	$24	$(171)	$(116)
Interest expense					12	12
Income tax benefit					(1)	(1)
Depreciation and amortization	17	20	13	8	2	60

EBITDA	$22	$26	$33	$32	$(158)	$(45)

Foreign currency translation loss					17	17
Closure costs, impairment and other related charges					85	85
Inventory write-downs related to closures					6	6
Start-up costs					1	1
Non-operating pension and OPEB credits					(2)	(2)
Write-down of equity method investment					50	50
Other income, net					(2)	(2)

Adjusted EBITDA	$22	$26	$33	$32	$(3)	$110

Nine months ended September 30, 2015 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net (loss) income including noncontrolling interests	$(10)	$31	$59	$10	$(132)	$(42)
Interest expense					32	32
Income tax provision					22	22
Depreciation and amortization	48	54	40	26	8	176

EBITDA	$38	$85	$99	$36	$(70)	$188

Foreign currency translation loss					2	2
Closure costs, impairment and other related charges					8	8
Inventory write-downs related to closures					1	1
Start-up costs					4	4
Non-operating pension and OPEB costs					39	39
Other income, net					(7)	(7)

Adjusted EBITDA	$38	$85	$99	$36	$(23)	$235

Nine months ended September 30, 2014 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$6	$(23)	$51	$51	$(251)	$(166)
Interest expense					35	35
Income tax benefit					(8)	(8)
Depreciation and amortization	52	64	39	24	5	184

EBITDA	$58	$41	$90	$75	$(219)	$45

Foreign currency translation loss					14	14
Closure costs, impairment and other related charges					147	147
Inventory write-downs related to closures					10	10
Start-up costs					2	2
Net gain on disposition of assets					(2)	(2)
Non-operating pension and OPEB credits					(8)	(8)
Write-down of equity method investment					50	50
Other income, net					(6)	(6)

Adjusted EBITDA	$58	$41	$90	$75	$(12)	$252

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three and nine months ended September 30, 2015 and 2014 were comprised of the following:

(Unaudited, in millions)	Impairment of Assets	Accelerated Depreciation	Severance and Other Costs	Total
Permanent closures:
Paper mill in Iroquois Falls, Ontario
Third quarter	$1	$1	$(1)	$1
First nine months	1	1	4	6
Paper machine in Clermont, Québec
Third quarter	—	—	—	—
First nine months	—	2	—	2
Other
Third quarter	—	—	1	1
First nine months	—	—	—	—

Total
Third quarter 2015	$1	$1	$—	$2
First nine months 2015	1	3	4	8

Third quarter 2014	$3	$65	$17	$85
First nine months 2014	9	113	25	147

2.	Other (expense) income, net for the three and nine months ended September 30, 2015 and 2014 was comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2015	2014	2015	2014
Foreign exchange loss	$(5)	$(17)	$(2)	$(14)
Write-down of equity method investment	—	(50)	—	(50)
Miscellaneous income	4	2	7	6

	$(1)	$(65)	$5	$(58)

3.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization, or “EBITDA”, and adjusted EBITDA, in each case by reportable segment (newsprint, specialty papers, market pulp and wood products) in accordance with Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles, or “GAAP.”

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, non-operating pension and other postretirement benefit costs and credits, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign currency translation gains and losses, write-down of equity method investment and other income (expense), net.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.